3D SYSTEMS CORPORATION
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made on this 1st day of October, 2020 (the “Effective Date”), by and between 3D Systems Corporation, a corporation organized and existing under the laws of the State of Delaware (“Company”), and Mr. Reji Puthenveetil (“Executive”).
RECITALS
WHEREAS, commencing on the Effective Date, Company desires to employ Executive as Executive Vice President, Industrial Solutions subject to the terms and conditions of this Agreement; and
WHEREAS, Executive desires to be employed by Company in the aforesaid capacity subject to the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:
AGREEMENT
1.Employment.
Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Executive Vice President, Industrial Solutions. Executive shall have the duties and responsibilities and perform such administrative and managerial services of that position as are set forth in the bylaws of Company (the “Bylaws”) or as shall be reasonably delegated or assigned to Executive by the Board of Directors of Company (the “Board”) from time to time. Executive shall carry out Executive’s responsibilities hereunder on a full-time basis for and on behalf of Company; provided that (i) Executive shall be entitled to devote time to outside boards of directors, personal investments, civic and charitable activities, and personal education and development, so long as such activities do not interfere with or conflict with Executive’s duties hereunder in any material respect, and provided that Executive notifies the Corporate Governance and Nominating Committee of the Board (the “Governance Committee”) of any outside boards of directors on which Executive intends to serve, and the Governance Committee consents to such service, which consent may be granted or withheld in the sole discretion of the Governance Committee, and (ii) Executive shall be permitted to continue to operate his consulting company, Group Newhouse, Inc., so long as any individual oversight or consulting by Executive does not interfere or conflict with Executive’s duties hereunder in any material respect. Notwithstanding the foregoing, Executive agrees that, during the term of this Agreement, Executive shall not act as an officer or employee of any for profit business other than Company without the prior written consent of Company.

2.Term.
The term of Executive’s employment by Company under this Agreement (the “Employment Period”) shall commence on October 1, 2020 and shall continue in effect through the second (2nd) anniversary of that date, unless earlier terminated as provided herein. Thereafter, unless Company or Executive shall elect not to renew the Employment Period upon the expiration of the initial term or any renewal term, which election shall be made by providing written notice of nonrenewal to the other party at least thirty (30) days prior to the expiration of the then current term, the Employment Period shall be extended for an additional twelve (12) months. If Company elects not to renew the Employment Period at the end of the initial term or any renewal term, such nonrenewal shall be treated as a termination of the Employment Period and Executive’s employment without Cause by Company for the limited purpose of determining the payments and benefits available to Executive under this Agreement (e.g., Executive shall be entitled to the severance benefits set forth in Section 4.5.1). If Executive elects not to renew the Employment Period, such nonrenewal shall constitute a termination of Executive’s employment and the Employment Period by Executive without Constructive Discharge, and Executive shall be entitled to severance benefits set forth in Section 4.5.1. In the event the Employment Period is terminated (i) by the Company, other than for Cause as described in Section 4.2 below, prior to March 31, 2024 or (ii) by Executive after October 1, 2020, but before March 31, 2024, Executive shall become a consultant to the Company pursuant to the terms of the Consulting Agreement attached hereto as Exhibit A.
3.Compensation and Benefits.
In consideration for the services Executive shall render under this Agreement, Company shall provide or cause to be provided to Executive the following compensation and benefits:
a.Base Salary. During the Employment Period Company shall pay to Executive an annual base salary, which at the Effective Date is $400,000.00 per annum, subject to all appropriate federal and state withholding taxes and which shall be payable in accordance with Company’s normal payroll practices and procedures. Executive’s base salary shall be reviewed annually by the Board, or a committee of the Board, and may be increased in the sole discretion of the Board, or such committee of the Board. Executive’s base salary, as such base salary may be increased hereunder, is hereinafter referred to as the “Base Salary.”
b.Performance Bonuses. Executive shall be eligible to receive cash bonuses in accordance with this Section 3.2 (each a “Performance Bonus”). Payment of any Performance Bonus will be subject to the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”), and such Performance Bonus shall be determined in the sole discretion of the Compensation Committee. Subject to the foregoing exercise of discretion, Executive’s annual target Performance Bonus shall be not less than 50% of Executive’s Base Salary (the “Target Performance Bonus”), provided that the actual Performance Bonus shall be based on performance, which may be less than or exceed the Target Performance Bonus. Performance Bonuses, if any, shall be paid according to the terms of the bonus plan or program in which Executive participates from time to time. Subject to Section 4.5.2 below, Executive must be employed to be entitled to any portion of any Performance Bonus, and the Performance

Bonus shall not be considered earned under this Agreement until such Bonus is paid. The payout of Executive’s 2020 Performance Bonus shall be subject to Section 3.6.2 below.
c.Benefits. During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:
i..Vacation. Executive shall be entitled to participate in the Company’s vacation or flex time policy, as applicable pursuant to Company policy, for similarly-situated executives of the Company.
ii..Participation in Benefit Plans. Executive shall be entitled to health and/or dental benefits, including immediate coverage for Executive and Executive’s eligible dependents, which are generally available to Company’s executive employees and as provided by Company, subject to the terms of its group health insurance plan. In addition, Executive shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by Company for its executives generally, in accordance with the general eligibility criteria therein and subject to the terms of any applicable plan. Nothing in this Agreement shall be construed as a promise to provide any particular benefit, should the Company decide to discontinue or amend any particular benefit plan for other executives.
iii..Travel and Lodging Accommodations. Company shall provide or reimburse Executive for certain reasonable expenses relating to Executive’s travel and lodging, including actual mileage and reasonable rental fees, in connection with Executive’s travel to and stay near the Company’s headquarters in Rock Hill, South Carolina for a period of two (2) years from the Effective Date. The parties may extend such term upon mutual agreement.
iv..Perquisites. Executive shall be entitled to such other benefits and perquisites that are generally available to Company’s executive employees and as provided in accordance with Company’s plans, practices, policies and programs for executive employees of Company.
d.Expenses. Company shall reimburse Executive for proper and necessary expenses incurred by Executive in the performance of Executive’s duties under this Agreement from time to time upon Executive’s submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses.
e.Stock Awards. Executive shall be eligible to participate in any applicable stock bonus, restricted stock award, performance share award, restricted stock unit, stock option, or similar plan, if any, implemented by Company and generally available to its executive employees. The amount of the awards, if any, made thereunder shall be in the sole discretion of the Board or Compensation Committee. Any such award that may be granted shall be subject to the terms of any applicable plan or agreement, and Executive shall not be entitled to any award if Executive does not sign, or comply with, the terms of any plan or agreement required for the award. Notwithstanding the foregoing, Executive shall receive a 2021 annual stock grant in an amount equal to $1,000,000, calculated as of the issuance date determined by the Compensation Committee of the Board of Directors. Such award shall be 50% time-based equity and 50%

performance-based equity with such performance criteria as approved by the Compensation Committee in the ordinary course, which is expected to be on or about February 15, 2021.
f.New Hire Grant. Executive shall receive the following equity grants under the terms of the 2015 Incentive Plan of 3D Systems Corporation, the terms of which shall be reflected in award agreements to be issued contemporaneously with the commencement of Executive’s employment hereunder:
i..A time-based Restricted Stock Award (the “Initial Time-Based RSA”) with respect to a number of shares of Common Stock calculated with a numerator equal to $500,000 and a denominator equal to the 40 trading day trailing average closing price of DDD ended on the Effective Date, which shall vest and become exercisable in three equal annual installments on the anniversary of the Initial Time-Based RSA during the continuation of Executive’s employment hereunder;
ii..A performance-based restricted stock unit award (“Initial Performance-Based RSU”) with respect to a number of shares of Common Stock calculated with the numerator equal to $500,000 and a denominator equal to the 40 trading day trailing average closing price of DDD ended on the Effective Date, which may be earned during the period commencing on the Effective Date and ending on the third anniversary based on the achievement at target of 50% total shareholder return (“TSR”), which shall earn 100% of the Performance-Based RSU, with a threshold achievement at 25% TSR, which shall earn 50% of the Performance-Based RSU and a maximum achievement at 75% TSR, which shall earn 150% of the Performance-Based RSU, in each case for 20 consecutive trading days and vest, if applicable, on the third anniversary of the Effective Date. TSR will be measured as the percentage growth in stock price, plus dividends and adjusted for events such as stock splits, with percentage growth calculated as (stock price) / (40 trading day trailing average closing price of DDD ended on the Effective Date) – 1; and
iii..A 2020 bonus restricted Stock Award (“2020 Bonus RSA”) with respect a number of shares of Common Stock calculated with the numerator equal to the pro-rata calculation of Executive’s 2020 Performance Bonus at target and a denominator equal to the DDD closing price on the date determined by the Compensation Committee of the Board of Directors following the completion of the 2020 financial audit and filing of the Company’s Annual Report on Form 10-K. Such date is expected to be in early March 2021 and shall not extend past March 31, 2021. The 2020 Bonus RSA when calculated shall vest immediately upon issuance.
The awards described above shall be subject to such additional terms and conditions and documentation as may be determined by the Board or the Compensation Committee in its sole discretion.
4.Termination of Services Prior To Expiration of Agreement.
Executive’s employment and the Employment Period may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”):

a.Termination upon Death or Disability of Executive.
i..Executive’s employment and the Employment Period shall terminate immediately upon the death of Executive. In such event, all rights of Executive and/or Executive’s estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5.5 of the Agreement.
ii..Company may terminate Executive’s employment and the Employment Period upon the disability of Executive. For purposes of this Agreement, Executive shall be deemed to be “disabled” if Executive, as a result of illness or incapacity, shall be unable to perform substantially Executive’s required duties for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period. In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing physician who is mutually acceptable to Executive and Company, and Executive agrees to submit to such tests and examination as such physician shall deem appropriate to determine Executive’s capacity to perform the services required to be performed by Executive hereunder. In such event, the parties hereby agree that the decision of such physician as to the disability of Executive shall be final and binding on the parties. Any termination of the Employment Period under this Section 4.1.2 shall be effected without any adverse effect on Executive’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without Cause and Executive shall be entitled to no further benefits or compensation under this Agreement.
b.Termination by Company for Cause. Company may terminate Executive’s employment and the Employment Period for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice; provided, however, that in respect of Sections 4.2.1 and 4.2.4 only, Executive shall have a period of ten (10) days after the receipt of the written notice from Company to cure the particular action or inaction, to the extent a cure is possible. For purposes of this Agreement, the term “Cause” shall mean:
i..The willful failure by Executive to perform Executive’s duties and obligations hereunder in any material respect, as determined by the Chief Executive Officer in its reasonable judgment, other than any such failure resulting from the disability of Executive;
ii..Executive’s commission of a crime or offense involving the property of Company, or any crime or offense constituting a felony or involving fraud or moral turpitude;
iii..Executive’s violation of any law, which violation is materially injurious or could reasonably be expected to be materially injurious to the operations, prospects or reputation of Company;
iv..Executive’s material violation of this Agreement or any generally recognized policy of Company or Executive’s refusal to follow the Board’s reasonable and lawful instructions;

v..Executive’s commission, by act or omission, of any material act of dishonesty in performing employment duties; or
vi..Executive’s use of alcohol or illegal drugs that interferes with performing employment duties, as determined by the Board.
Any notice of termination for Cause provided to Executive pursuant to Sections 4.2.1 or 4.2.4 shall specify in reasonable detail specific facts regarding any such assertion. Any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for Cause shall be duly adopted by a vote of no less than a majority of the members of the entire Board.
c.Termination by Company without Cause; Termination by Executive without Constructive Discharge. Executive may terminate Executive’s employment and the Employment Period at any time for any reason upon thirty (30) days’ prior written notice to Company. Company may terminate Executive’s employment and the Employment Period without Cause effective immediately upon written notice to Executive. Upon termination of Executive’s employment with Company for any reason, Executive shall be deemed to have resigned from all positions with the Company and each of its subsidiaries and shall take all appropriate steps and cooperate with Company to effect such terminations (provided, that any such deemed resignations shall not affect Executive’s entitlement (if any) to severance pay and benefits hereunder).
d.Termination by Executive for Constructive Discharge.
i..Executive may terminate Executive’s employment and the Employment Period, in accordance with the process set forth below, as a result of a Constructive Discharge. For purposes of this Agreement “Constructive Discharge” shall mean the occurrence of any of the following:
(1)a failure of Company to meet its obligations in any material respect under this Agreement, including, without limitation, any failure to pay the Base Salary (other than the inadvertent failure to pay a de minimis amount of the Base Salary, which payment is immediately made by Company upon notice from Executive); or
(ii)     a material diminution in or other substantial adverse alteration in the nature or scope of Executive’s responsibilities, authority, or duties with Company from those in effect on the Effective Date.
In the event of the occurrence of a Constructive Discharge, Executive shall have the right to terminate Executive’s employment hereunder and receive the benefits set forth in Section 4.5.1 below, upon delivery of written notice to Company no later than the close of business on the sixtieth (60th) day following the effective date of the Constructive Discharge; provided, however, that such termination shall not be effective until the expiration of thirty (30) days after receipt by Company of such written notice if Company has not cured such Constructive Discharge within the 30-day period. If Company so effects a cure, the Constructive Discharge notice shall be deemed rescinded and of no force or effect.

Notwithstanding the foregoing, such notice and lapse of time shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months. The Termination Date due to Constructive Discharge shall be the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A1(h)).
e.Rights upon Termination. Upon termination of Executive’s employment and the Employment Period, the following shall apply:
i..Termination by Company Without Cause or for Constructive Discharge. If Company terminates Executive’s employment and the Employment Period without Cause, or if Executive terminates Executive’s employment and the Employment Period as a result of a Constructive Discharge, in each case either (x) prior to a Change of Control (other than a termination described in Section 4.5.2), or (y) after the second anniversary of a Change of Control, Executive shall be entitled to receive payment of any Base Salary amounts that have accrued but have not been paid as of the Termination Date, and the unpaid Performance Bonus, if any, with respect to the calendar year preceding the calendar year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period). In addition, subject to Section 4.7, below, Company shall, subject to Sections 8.13, 8.14 and 8.15, be obligated to pay Executive (or provide Executive with) the following benefits as severance:
(1)an amount equal to 100% of the Base Salary, payable in twelve (12) equal monthly installments commencing on the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of any provision of Section 5) (with the first two (2) installments to be paid on the sixtieth (60th) day following the Termination Date and the remaining ten (10) installments being paid on the ten (10) following monthly anniversaries of such date);
(2)any unused vacation time accrued in the calendar year in which the Termination Date occurs, but only to extent Company policy mandates the accrual of vacation time;
(3)any Initial Time-Based RSA shares issued pursuant to Section 3.6.1, but not yet vested shall continue to vest on the ordinary course schedule;
(4)any Initial Performance-Based RSA shares issued pursuant to Section 3.6.2., but not yet vested shall be calculated as of the Termination Date, and to the extent earned, shall continue to vest on the ordinary course schedule;
(5)any 2020 Bonus RSA shares owed pursuant to Section 3.6.3, but not yet vested shall vest on the ordinary course schedule; and

(6)any 2021 Stock awards issued as described in Section 3.5, but not yet vested shall vest on the ordinary course schedule; and
(7)if Executive elects to continue Executive’s then current enrollment (including family enrollment, if applicable) in the health and/or dental insurance benefits set forth in Section 3.3.2 in accordance with COBRA, then for a period of up to twelve (12) months following the Termination Date, the Company will continue to pay a portion of the premiums such that Executive’s contribution to such plans will remain the same as if Executive were employed by Company, such contributions to be paid by Executive in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of Company (but deductions from Executive’s monthly severance payments may be deemed acceptable for this purpose in the discretion of Company); provided, however that Company may terminate such coverage if payment from Executive is not made within ten (10) days of the date on which Executive receives written notice from Company that such payment is due; and provided, further, that such benefits shall be discontinued earlier to the extent that Executive is no longer eligible for COBRA continuation coverage. In addition, this benefit is contingent upon timely election of COBRA continuation coverage and will run concurrent with the COBRA period. Executive acknowledges and agrees that the amount of any such premiums paid by the Company will constitute taxable wages for income and employment tax purposes.
For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the foregoing payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.
ii..Severance Upon Termination following a Change of Control. If, within the period beginning on the date of a Change of Control through the second anniversary of the Change of Control, Executive terminates Executive’s employment and the Employment Period pursuant to Section 4.4 or Company terminates Executive’s employment pursuant to Section 4.3, then Executive shall, subject to Sections 4.7, 8.13, 8.14 and 8.15, receive the payment and benefits provided in Section 4.5.1; provided, however, that in place of the twelve (12) monthly payments provided for in Section 4.5.1(i), Executive shall receive a lump sum amount of cash equal to the sum of (x) 150% of (i) Executive’s Base Salary plus (ii) Executive’s Target Performance Bonus, and (y) a pro-rata portion of the Executive’s Target Performance Bonus for the year in which Executive’s employment is terminated calculated as of the Termination Date, with such lump sum paid on the sixtieth (60th) day following the Termination Date. In addition. Executive shall receive (i) the health and/or dental insurance benefits as described in Section 4.5.1.(iv) and as set forth in Section 3.3.2 in accordance with COBRA, then for a period of up to eighteen (18) months following the Termination Date, and (ii) all outstanding performance-based restricted stock unit awards shall convert to time-based equity and all awarded, but unvested time-based equity shall vest immediately on the Termination Date.
Anything in this Agreement to the contrary notwithstanding, if (A) a Change of Control occurs, (B) Executive’s employment with Company is terminated by Company without Cause or if Executive terminates his employment as a result of a Constructive Discharge, in either case within one hundred eighty (180) days prior to the date on which the Change of

Control occurs, and (C) it is reasonably demonstrated by Executive that such termination of employment or events constituting Constructive Discharge was (x) at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement such Change of Control shall be deemed to have occurred during the Employment Period and the Termination Date shall be deemed to have occurred after the Change of Control, so that Executive is entitled to the vesting and other benefits provided by this Section 4.5.2. Any additional amounts due Executive as a result of the application of this paragraph to a termination prior to a Change of Control shall be paid to Executive under this Section 4.5.2 in a lump sum on the sixtieth (60th) day following the Change of Control.
iii..Definition of Change of Control. For purposes of this Agreement, a “Change of Control” shall mean any one of the following events following the Effective Date:
(1)the date of acquisition by any person or group other than Company or any subsidiary of Company (and other than any employee benefit plans (or related trust) of Company or any of its subsidiaries) of beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of Company’s then outstanding voting securities which generally entitle the holder thereof to vote for the election of directors (“Voting Power”), provided, however, that no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than sixty percent (60%) of the then outstanding shares of common stock of such corporation and the Voting Power of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the stock and Voting Power of Company immediately before such acquisition, in substantially the same proportions as their ownership immediately before such acquisition; or
(2)the date the individuals who constitute the Board as of immediately following the Effective Date (the “Incumbent Board”) cease for any reason other than their deaths to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered, for purposes of this Section, as though such individual were a member of the Incumbent Board; or
(3)Company effects (a) a merger or consolidation of Company with one or more corporations or entities, as a result of which the holders of the outstanding Voting Power of Company immediately prior to such merger, reorganization or consolidation hold less than 50% of the Voting Power of the surviving or resulting corporation or entity immediately after such merger or consolidation; (b) a liquidation or dissolution of Company; or

(c) a sale or other disposition of all or substantially all of the assets of Company other than to an entity of which Company owns at least 50% of the Voting Power.
For purposes of the foregoing definition, the terms “beneficially owned” and “beneficial ownership” and “person” shall have the meanings ascribed to them in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and “group” means two or more persons acting together in such a way to be deemed a person for purposes of Section 13(d) of the 1934 Act. Further, notwithstanding anything herein to the contrary, the definition of Change of Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A of the Code, and the guidance promulgated thereunder, and if a transaction or event does not otherwise fall within such definition of change in control event, it shall not be deemed a Change of Control for purposes of this Agreement.
iv..Termination With Cause by Company or Without Constructive Discharge by Executive. If Company terminates Executive’s employment and the Employment Period with Cause, or, subject to the applicability of the Consulting Agreement described in Section 2 above, if Executive terminates Executive’s employment and the Employment Period other than as a result of a Constructive Discharge, (i) Company shall be obligated to pay Executive any Base Salary amounts that have accrued but have not been paid as of the Termination Date; (ii) any unpaid Performance Bonus to which Executive otherwise would be entitled shall be forfeited; and (iii) any unused vacation time accrued in the calendar year in which the Termination Date occurs, but only to extent that Company policy mandates the accrual of vacation time.
v..Termination Upon Death or Disability. If Executive’s employment and the Employment Period are terminated because of the death of Executive or because Executive is disabled, Company shall, subject to Sections 8.13 and 8.14, be obligated to pay or immediately vest to Executive or, if applicable, Executive’s estate, the following amounts and equity: (i) earned but unpaid Base Salary; (ii) the unpaid Performance Bonus, if any, with respect to the calendar year preceding the calendar year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period); and (iii) any unused vacation time accrued in the calendar year in which the Termination Date occurs, but only to extent that Company policy mandates the accrual of vacation time.
f.Effect of Notice of Termination. Any notice of termination by Company, in the discretion of the Company, whether for Cause or without Cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company.
g.Requirement of a Release; Exclusivity of Severance Payments under this Agreement. As a condition to the receipt of the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment without Cause or with Constructive Discharge, Executive shall execute and deliver to Company (without revoking during any applicable revocation period specified in the release) a general release of claims against Company and its affiliates in a customary form reasonably satisfactory to Company within forty-five (45) days following the Termination Date, which shall be in form and substance satisfactory to the Company (provided, that Executive shall not be required to release any rights under this Agreement or any other agreement with the Company or any of its affiliates with respect to any payments or obligations of the Company or such affiliates that under the terms of the applicable agreement are to be made or satisfied after the Termination Date, any rights to insurance coverage or any rights under benefit plans that by their terms survive the termination of Executive’s employment, or any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or any rights under any director and officer liability insurance policy maintained by Company for the benefit of Executive). In addition, the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates, other than payments to Executive under any indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive or under any director and officer liability insurance policy maintained by Company for the benefit of Executive. Without limiting Executive’s obligations under Section 5.10, Executive shall furthermore agree, as a condition to Company’s obligation to pay severance payments and termination benefits, to return any and all Company property and to abide by any existing restrictive covenant obligations set forth in this Agreement that survive the termination of this Agreement.
5.Restrictive Covenants.
The growth and development of Company and its affiliates and subsidiaries (collectively, “3D Systems”) depends to a significant degree on the possession and protection of its customer list, customer information and other confidential and proprietary information relating to 3D Systems’ products, services, methods, pricing, costs, research and development and marketing. All 3D Systems employees and others engaged to perform services for 3D Systems have a common interest and responsibility in seeing that such customer information and other Confidential Information, as that term is defined in Section 5.6 below, is not disclosed to any unauthorized persons or used other than for 3D Systems’ benefit. This Section 5 expresses a common understanding concerning Company’s and Executive’s mutual responsibilities. Therefore, in consideration for Company’s agreement to employ or continue to employ Executive and grant Executive access to its Confidential Information, trade secrets, customer relationships and business goodwill, and for other good and valuable consideration from Company, including, without limitation, compensation, benefits, raises, bonus payments or promotions, the receipt and sufficiency of which are hereby acknowledged, and the severance benefits payable pursuant to Section 4.5, Executive covenants and agrees as follows, which covenant and agreement is essential to this Agreement and Executive’s employment with Company:
a.Solicitation. Executive acknowledges that the identity and particular needs of 3D Systems’ customers are not generally known and were not known to Executive prior to Executive’s employment with 3D Systems; that 3D Systems has relationships with, and a proprietary interest in the identity of, its customers and their particular needs and requirements; and that documents and information regarding 3D Systems’ pricing, sales, costs and specialized requirements of 3D Systems’ customers are highly confidential and constitute trade secrets. Accordingly, Executive covenants and agrees that during the Employment Period and for a period of twelve (12) months after the Termination Date, regardless of the reason for such termination, Executive will not, except on behalf of 3D Systems during and within the authorized scope of Executive’s employment with 3D Systems, directly or indirectly, use any Confidential Information to: (i) call on, sell to, solicit or otherwise deal with any accounts, or customers of 3D Systems which Executive called upon, contacted, solicited, sold to, or about which Executive learned Confidential Information while employed by 3D Systems, for the purpose of soliciting, selling and/or providing, to any such account or customer, any products or services similar to or in competition with any products or services then being sold by 3D Systems; or (ii) solicit the services of any person who is an employee of 3D Systems; or (iii) solicit, induce or entice any employee of 3D Systems to terminate employment with 3D Systems or to work for anyone in competition with 3D Systems or its subsidiaries.
b.Non-Interference with Business Relationships. Executive covenants and agrees that during the Employment Period, Executive will not interfere with the relationship or prospective relationship between 3D Systems and any person or entity with which 3D Systems has a business relationship, or with which 3D Systems is preparing to have a business relationship
c.Non-Competition. Executive agrees that during the Employment Period and for a period of twelve (12) months after the Termination Date, regardless of the reason for such termination, Executive shall not, directly or indirectly, for Executive’s own benefit or for the benefit of others, render services for a Competing Organization in connection with Competing Products or Services anywhere within the Restricted Territory. These prohibitions shall apply regardless of where such services physically are rendered.
For purposes of this Agreement, “Competing Products or Services” means products, processes, or services of any person or organization other than 3D Systems, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as any product, process, or service of 3D Systems with which Executive works or worked during the time of Executive’s employment with 3D Systems or about which Executive acquires or acquired Confidential Information through Executive’s work with 3D Systems and in any event includes, but is not limited to, providing 3D or additive manufacturing content-to-print solutions including 3D printers, print materials, on-demand custom parts services and 3D authoring solutions for professionals and consumers.
For purposes of this Agreement, “Competing Organization” means persons or organizations, including Executive, engaged in, or about to become engaged in research or development, production, distribution, marketing, providing or selling of a Competing Product or Service.
Executive agrees that, because 3D Systems’ business is commonly conducted via the Internet and telephone, and because 3D Systems’ customers are located across the United States and the world, an effort to narrowly limit the geographic scope of the noncompetition provision would render it ineffective. Accordingly, for purposes of this Agreement, “Restricted Territory” shall mean:
i..All markets in the United States and the world in which 3D Systems has conducted business or directed material resources in soliciting business in the prior twenty-four (24) month period.
ii..In the event the preceding subsection 5.3.1 shall be determined by judicial action to be unenforceable, the “Restricted Territory” shall be within the United States (including its territories) and within any other country that at any time was within the scope of Executive’s employment and duties with 3D Systems.
iii..In the event the preceding subsection 5.3.2 shall be determined by judicial action to be unenforceable, the “Restricted Territory” shall be within the United States (including its territories) and within any other country that at any time during the last two (2) years of Executive’s employment with 3D Systems was within the scope of Executive’s employment and duties for 3D Systems.
iv..In the event the preceding subsection 5.3.3 shall be determined by judicial action to be unenforceable, the “Restricted Territory” shall be within any geographic region(s) that at any time during the last two (2) years of Executive’s employment with 3D Systems was within the scope of Executive’s employment and duties for 3D Systems.
v..In the event the preceding subsection 5.3.4 shall be determined by judicial action to be unenforceable, the “Restricted Territory” shall be within any state in the United States that at any time during the last two (2) years of Executive’s employment with 3D Systems was within the scope of Executive’s employment and duties for 3D Systems.
Executive agrees that in the event a court determines the length of time or the geographic area or the activities prohibited under this Section 5 are too restrictive to be enforceable, the court may reduce the scope of the restriction or may sever the unenforceable provision in accordance with Section 8.4 below to the extent necessary to make the restriction enforceable.
d.Reasonableness of Restriction. Executive acknowledges that the foregoing nonsolicitation, non-competition and non-interference restrictions placed upon Executive are necessary and reasonable to avoid the improper disclosure or use of Confidential Information, and that it has been made clear to Executive that Executive’s compliance with Section 5 of this Agreement is a material condition to Executive’s employment by Company. Executive further acknowledges and agrees that, if Executive breaches any of the requirements of Section 5.1 or 5.3, the restricted period set forth therein shall be tolled during the time of such breach, but not for longer than twelve (12) months.
Executive further acknowledges and agrees that 3D Systems has attempted to impose the restrictions contained hereunder only to the extent necessary to protect 3D Systems from unfair competition and the unauthorized use or disclosure of Confidential Information. However, should the scope or enforceability of any restrictive covenant be disputed at any time, Executive specifically agrees that a court may modify or enforce the covenant to the full extent it believes to be reasonable under the circumstances existing at the time.
e.Non-Disclosure. Executive further agrees that, other than as needed to fulfill the authorized scope of Executive’s duties with 3D Systems, Executive will not during the Employment Period or thereafter use for Executive’s benefit or for others or divulge or convey to any other person (except those persons designated by 3D Systems) any Confidential Information obtained by Executive during the period of Executive’s employment with 3D Systems. Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive agrees that, except as may be permitted by written Company policies, Executive will not remove from Company’s premises any of such Confidential Information without the written authorization of Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information until such information becomes generally available from public sources through no fault of Executive’s. During the Employment Period and thereafter Executive shall not disclose to any person the terms and conditions of Executive’s employment by 3D Systems, except: (i) to close family members, (ii) to legal and accounting professionals who require the information to provide a service to Executive, (iii) as required by law or (iv) to the extent necessary to inform a prospective or actual subsequent employer of Executive’s duties and obligations under this Agreement. If Executive is requested, becomes legally compelled by subpoena or otherwise, or is required by a regulatory body to make any disclosure that is prohibited by this Section 5.5, Executive will, except to the extent prohibited by law, promptly notify Company so that 3D Systems may seek a protective order or other appropriate remedy if 3D Systems deems such protection or remedy necessary under the circumstances. Subject to the foregoing, Executive may furnish only that portion of Confidential Information that Executive is legally compelled or required to disclose. The restrictions set forth herein are in addition to and not in lieu of any obligations Executive may have by law with respect to Confidential Information, including any obligations Executive may have under the Uniform Trade Secrets Act and/or similar statutes as applicable in the state of Executive’s residence and/or the state of Executive’s primary work location. Despite the foregoing, nothing in this Agreement shall be deemed to restrict Executive from communicating with any member of the United States Congress, from giving truthful testimony in any legal proceeding instituted or maintained, or from fully and candidly cooperating in connection with any investigation, inquiry or proceeding undertaken by, any agency or representative of the United States government, any State, or any of their respective political subdivisions having authority over any aspect of Company’s business operations, nor shall any such provision be deemed to require any party to seek the authority of the other in connection therewith.
f.Definition of Confidential Information. As used herein, “Confidential Information” shall include, but is not limited to, the following categories of information, knowledge, or data currently known or later developed or acquired relating to 3D Systems’ business or received by 3D Systems in confidence from or about third parties, in each case when the same is not in the public domain or otherwise publicly available (other than as result of a wrongful act of an agent or employee of 3D Systems):
i..Any information concerning 3D Systems’ products, business, business relationships, business plans or strategies, marketing plans, contract provisions, actual or prospective suppliers or vendors, services, actual or anticipated research or development, new product development, inventions, prototypes, models, solutions, discussion guides, documentation, techniques, actual or planned patent applications, technological or engineering data, formulae, processes, designs, production plans or methods, or any related technical or manufacturing know-how or other information;
ii..Any information concerning 3D Systems’ financial or profit data, pricing or cost formulas, margins, marketing information, sales representative or distributor lists, or any information relating to corporate developments (including possible acquisitions or divestitures);
iii..Any information concerning 3D Systems’ current or prospective customer lists or arrangements, equipment or methods used or preferred by 3D Systems’ customers, or the customers or patients of customers;
iv..Any information concerning 3D Systems’ use of computer software, source code, object code, or algorithms or architecture retained in or related to 3D Systems’ computer or computer systems;
v..Any personal or performance information about any 3D Systems’ employee;
vi..Any information supplied to or acquired by 3D Systems under an obligation to keep such information confidential, including without limitation Protected Health Information (PHI) as that term is defined by the Health Insurance Portability and Accountability Act (HIPAA);
vii..Any information, whether or not designated as confidential, obtained or observed by Executive or other 3D Systems employees during training sessions related to Executive’s work for 3D Systems;
viii..Any other information treated as trade secrets or otherwise confidential by 3D Systems.
Executive hereby acknowledges that some of this information may not be a “trade secret” under applicable law. Nevertheless, Executive agrees not to disclose it.
g.Inventions, Discoveries, and Work for Hire. Executive recognizes and agrees that all ideas, works of authorship, inventions, patents, copyrights, designs, processes (e.g., development processes), methodologies (e.g., development methodologies), machines, manufactures, compositions of matter, enhancements, and other developments or improvements and any derivative works based thereon, including, without limitation, potential marketing and sales relationships, research, plans for products or services, marketing plans, computer software (including source code and object code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology and algorithms, whether or not subject to patent or copyright protection (the “Inventions”) that (i) were made, conceived, developed, authored or created by Executive, alone or with others, during the time of Executive’s employment, whether or not during working hours, that relate to the business of 3D Systems or to the actual or demonstrably anticipated research or development of 3D Systems, (ii) were used by Executive or other personnel of 3D Systems during the time of Executive’s employment, even if such Inventions were made, conceived, developed, authored or created by Executive prior to the start of Executive’s employment, (iii) are made, conceived, developed, authored or created by Executive, alone or with others, within one (1) year from the Termination Date and that relate to the business of 3D Systems or to the actual or demonstrably anticipated research or development of 3D Systems, or (iv) result from any work performed by Executive for 3D Systems (collectively with (i)-(iii), the “Company Inventions”) are the sole and exclusive property of Company.
Notwithstanding the foregoing, Company Inventions do not include any Inventions made, conceived, developed, authored or created by Executive, alone or with others, for which no equipment, supplies, facility or trade secret information of 3D Systems was used and which were developed entirely on Executive’s own time, unless (1) the Invention relates (A) to the business of 3D Systems, or (B) to the actual or demonstrably anticipated research or development of 3D Systems, or (2) the Company Invention results from any work performed by Executive for 3D Systems.
For the avoidance of doubt, Executive expressly disclaims any and all right title and interest in and to all Company Inventions. Executive acknowledges that Executive has and shall forever have no right, title or interest in or to any patents, copyrights, trademarks, industrial designs or other rights in connection with any Company Inventions.
Executive hereby assigns to Company all present and future right, title and interest Executive has or may have in and to the Company Inventions. Executive further agrees that (i) Executive will promptly disclose all Company Inventions to 3D Systems; and (ii) all of the Company Inventions, to the extent protectable under copyright laws, are “works made for hire” as that term is defined by the Copyright Act, 17 U.S.C. § 101, et seq.
At the request of and without charge to Company, Executive will do all things deemed by Company to be reasonably necessary to perfect title to the Company Inventions in Company and to assist in obtaining for Company such patents, copyrights or other protection in connection therewith as may be provided under law and desired by Company, including but not limited to executing and signing any and all relevant applications, assignments, or other instruments. Executive further agrees to provide, at Company’ request, declarations or affidavits and to give testimony, in depositions, hearings or trials, in support of inventorship. These obligations continue even after the Termination Date. Company agrees that Executive will be reimbursed for reasonable expenses incurred in providing such assistance to Company. In the event Company is unable, after reasonable effort, to secure Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to any Company Invention, for any reason whatsoever, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and on Executive’s behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Executive.

For purposes of this Agreement, a Company Invention shall be deemed to have been made during Executive’s employment if, during such period, the Company Invention was conceived, in part or in whole, or first actually reduced to practice or fixed in a tangible medium during Executive’s employment with Company. Executive further agrees and acknowledges that any patent or copyright application filed within one (1) year after the Termination Date shall be presumed to relate to a Company Invention made during the term of Executive’s employment unless Executive can provide evidence to the contrary.
h.Covenants Are Independent Elements. The parties acknowledge that the restrictive covenants contained in this Section 5 are essential independent elements of this Agreement and that, but for Executive agreeing to comply with them, Company would not continue to employ Executive and would not provide the compensation herein. Accordingly, the existence or assertion of any claim by Executive against Company, whether based on this Agreement or otherwise, shall not operate as a defense to Company’s enforcement of the covenants this Section 5. An alleged or actual breach of the Agreement by the Company will not be a defense to enforcement of the provisions of Section 5 or other obligations of Executive to the Company.
i.Prior Employment. Executive hereby agrees that during the course and scope of the employment relationship with Company, Executive shall neither disclose nor use any confidential information, invention, or work of authorship derived from, developed or obtained in any prior employment relationship, and understands that any such disclosure or use would be injurious to the economic and legal interests of Company. Executive represents that Executive has informed Company of any non-competition, non-solicitation, confidentiality, work-for-hire or similar agreements to which Executive is subject or may be bound, and has provided Company with copies of any such non-competition and non-solicitation agreements.
j.Return of Data. In the event of the termination of Executive’s employment with Company for any reason whatsoever, Executive agrees to deliver promptly to Company all formulas, correspondence, reports, computer programs and similar items, customer lists, marketing and sales data and all other materials pertaining to Confidential Information, and all copies thereof, obtained by Executive during the period of Executive’s employment with Company which are in Executive’s possession or under his control. Executive further agrees that Executive will not make or retain any copies of any of the foregoing and will so represent to Company upon termination of his employment.
k.Non-Disparagement. Executive agrees that during the Employment Period and at all times thereafter, Executive will not make any statement, nor imply any meaning through Executive’s action or inaction, if such statement or implication would be adverse to the interests of 3D Systems, its customers or its vendors or may reasonably cause any of the foregoing embarrassment or humiliation; nor will Executive otherwise cause or contribute to any of the foregoing being held in disrepute by the public or any other 3D Systems customer(s), vendor(s) or employee(s). Company agrees to instruct its officers, directors and agents speaking regarding Executive with the prior knowledge and the express approval of an executive officer or director of the Company not to disparage Executive to future employers of the Executive or others; provided, however, that nothing contained in this Section 5.11 will restrict or impede

Companyfrom (i) complying with any applicable law, legal process, regulation or stock exchange requirement, including disclosure obligations under securities laws and regulations, or a valid order of a court of competent jurisdiction or an authorized government agency or entity; (ii) making any statement required or reasonably desirable in connection with the enforcement or defense of any claim, legal proceeding or investigation involving Executive or the Company or any of their respective Affiliates; or (iii) providing information to any future employer or prospective employer of Executive regarding Executive’s obligations under this Agreement or any other agreement to which Executive is a party. Nothing herein prevents disclosure, in the sole discretion of the Company and its employees, of this Agreement, or discussion of Executive’s employment with, and separation of employment from, the Company, by and among employees and other agents of Company with a business need to know such information. The restrictions of this Section 5.11 shall apply to, but are not limited to, communication via the Internet, any intranet, or other electronic means, such as social media web sites, electronic bulletin boards, blogs, email messages, text messages or any other electronic message. The restrictions of this Section 5.11 shall not be construed to prohibit or limit Executive, Company or any other Person from testifying truthfully in any proceeding, arbitration or governmental investigation.
l.Injunctive Relief and Additional Remedies for Breach. Executive further expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Section 5 shall entitle 3D Systems, in addition to any other legal remedies available to it, to obtain injunctive relief, to prevent any violation of this Section 5 without the necessity of 3D Systems posting bond or furnishing other security and without proving special damages or irreparable injury. Executive recognizes, acknowledges and agrees that such injunctive relief is necessary to protect 3D Systems’ interest. Executive understands that in addition to any other remedies available to 3D Systems at law or in equity or under this Agreement for violation of this Agreement, other agreements or compensatory or benefit arrangements Executive has with 3D Systems may include provisions that specify certain consequences thereunder that will result from Executive’s violation of this Agreement, which consequences may include repaying 3D Systems or foregoing certain equity awards or monies, and any such consequences shall not be considered by Executive or any trier of fact as a forfeiture, penalty, duplicative remedy or exclusive remedy. Notwithstanding Section 8.9, the exclusive venue for any action for injunctive or declaratory relief with respect to this Section 5 shall be the state or federal courts located in York County, South Carolina. Company and Executive hereby irrevocably consent to any such courts’ exercise of jurisdiction over them for such purpose.
m.Notification to Third Parties. Company may, at any time during or after the termination of Executive’s employment with Company, notify any person, corporation, partnership or other business entity employing or engaging Executive or evidencing an intention to employ or engage Executive as to the existence and provisions of this Agreement.
n.Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Period may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the

Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.
6.No Mitigation.
In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.
7.Clawback.
All incentive compensation paid to Executive pursuant to this Agreement or otherwise in connection with Executive’s employment with Company shall be subject to forfeiture, recovery by Company or other action pursuant to any clawback or recoupment policy which Company may adopt from time to time.

8.Miscellaneous.
a.Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.
b.No Conflicts. Executive represents and warrants that the performance by Executive of the duties that are reasonably expected to be performed hereunder will not result in a material breach of any agreement to which Executive is a party.
c.Applicable Law. This Agreement shall be construed in accordance with the laws of the State of South Carolina (the “Applicable State Law”), without reference to South Carolina’s choice of law statutes or decisions.
d.Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. If any provision of this Agreement shall be prohibited by or invalid under the Applicable State Law, the prohibited or invalid provision(s) shall be deemed severed herefrom and shall be unenforceable to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.
e.No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.
f.Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), or by commercial overnight delivery service, to the parties at the addresses set forth below:
To Company:    3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730
Attention: Chief Legal Officer
To Executive:    At the address and/or fax number most recently contained in Company’s records
Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.
g.Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive’s heirs and personal representatives. Executive may not assign any rights or obligations hereunder to any person or entity without the prior written consent of Company. This Agreement shall be personal to Executive for all purposes.
h.Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive’s employment by Company and Executive’s obligations thereto other than Executive’s indemnification or related rights under Company’s certificate of incorporation or Bylaws or under any indemnification agreement between Company and Executive and Executive’s rights under any equity incentive plans or bonus plans of Company. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws and certificate of incorporation, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. Executive acknowledges that Executive is not relying upon any representations or warranties concerning Executive’s employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.
i.Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:
i..Dispute. In the event of any dispute or disagreement between the parties under this Agreement (excluding an action for injunctive or declaratory relief as provided in Section 5.12), the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 8.9.2.
ii..Arbitration. Should any legal claim (other than those excepted below) arising out of or in any way relating to this Agreement or Executive's employment or the termination of Executive's employment not be resolved by negotiation or mediation, it shall be subject to binding and final arbitration in Rock Hill, South Carolina, which is in York County. The fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law shall be paid by Company.  However, Executive shall be required to pay the amount of those fees equal to that which Executive would have been required to pay to file a lawsuit in court. Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations. Unless otherwise provided herein, the arbitration shall be conducted by a single arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures published by the American Arbitration Association. If the arbitrator selected as set forth herein determines that this location constitutes a significant hardship on the Executive and constitutes an impermissible barrier to Executive’s efforts to enforce Executive’s statutory or contractual rights, such arbitration may be conducted in some other place determined to be reasonable by the arbitrator. The arbitrator shall be selected by mutual agreement of the parties. If the parties cannot agree on an arbitrator within thirty (30) days after written request for arbitration is made by one party to the controversy, a neutral arbitrator shall be appointed according to the procedures set forth in the American Arbitration Association Employment Arbitration Rules and Mediation Procedures. In rendering the award, the arbitrator shall have the authority to resolve only the legal dispute between the parties, shall not have the authority to abridge or enlarge substantive rights or remedies available under existing law, and shall determine the rights and obligations of the parties according to the substantive laws of the Applicable State Law and any applicable federal law. In addition, the arbitrator's decision and award shall be in writing and signed by the arbitrator, and accompanied by a concise written explanation of the basis of the award. The award rendered by the arbitrator shall be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator is authorized to award any party a sum deemed proper for the time, expense, and trouble of arbitration, including arbitration fees and attorneys’ fees.

iii..Types of Claims. All legal claims brought by Executive or Company related to this Agreement, the employment relationship, terms and conditions of Executive’s employment, and/or termination from employment are subject to this dispute resolution procedure. These include, by way of example and without limitation, any legal claims based on alleged discrimination or retaliation on the basis of race, sex (including sexual harassment), religion, national origin, age, disability or other protected classification, whether based on state or federal law; payment of wages, bonuses, or commissions; workers’ compensation retaliation; defamation; invasion of privacy; infliction of emotional distress and/or breach of an express or implied contract. Disputes and actions excluded from Section 8.9 are: (1) claims for workers’ compensation or unemployment benefits; (2) claims for benefits under a Company plan or program that provides its own process for dispute resolution; (3) claims for declaratory or injunctive relief (any such proceedings will be without prejudice to the parties’ rights under Section 8.9 to obtain additional relief in arbitration with respect to such matters); (4) claims for unfair labor practices filed with the National Labor Relations Board; and (5) actions to compel arbitration or to enforce or vacate an arbitrator’s award under Section 8.9, such action to be governed by the Federal Arbitration Act (“FAA”) and the provisions of Section 8.9. Nothing in this Agreement shall be interpreted to mean that Executive is precluded from filing complaints with the Equal Employment Opportunity Commission, the National Labor Relations Board or any similar state or federal agency. Any controversy over whether a dispute is arbitrable or as to the interpretation of Section 8.9 with respect to such arbitration will be determined by the arbitrator.
j.Survival. For avoidance of doubt, the provisions of Sections 4.5, 5, 7 and 8 of this Agreement shall survive the expiration or earlier termination of the Employment Period.
k.Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.
l.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures delivered via facsimile or electronic file shall be the same as original signatures.
m.Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.
n.Section 409A of the Code. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by Company in good faith to act, pursuant to this Section 8.14, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

In addition, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” and (ii) the date of Executive’s death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations under this Agreement. For the provision of payments and benefits under this Agreement upon termination of employment, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company (as determined under Treas. Reg. Section 1.409A1(h), as uniformly applied by Company) in tandem with Executive’s termination of employment with Company.
In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any severance payments that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.
o.Limitation on Payments.
i..Parachute Payments. In the event that the payments and benefits provided for in this Agreement or other payments and benefits payable or provided to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8.15, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s payments and benefits under this Agreement and other payments or benefits (the “280G Amounts”) will be either:
(1)delivered in full, or

(2)delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.
ii..Reduction Order. In the event that a reduction of 280G Amounts is being made in accordance with Section 8.15.1, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:
i.reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);
ii.cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first);
iii.reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and
iv.reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).
In no event will Executive have any discretion with respect to the ordering of payments.
iii..Accounting or Valuation Firm. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8.15 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8.15, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 8.15. The Company will bear all costs and make all payments for the Firm’s services relating to any calculations contemplated by this Section 8.15.
p.Payment by Subsidiaries. Executive acknowledges and agrees that Company may satisfy its obligations to make payments to Executive under this Agreement by causing one or more of its subsidiaries to make such payments to Executive. Executive agrees that any such payment made by any such subsidiary shall fully satisfy and discharge Company’s obligation to make such payment to Executive hereunder (but only to the extent of such payment).

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to be effective at the Effective Date.
EXECUTIVE
/s/ Reji Puthenveetil
Reji Puthenveetil

3D Systems Corporation
/s/ Jeffrey A. Graves
By: Jeffrey A. Graves
Title: President and Chief Executive Officer

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Schedule A – Consulting Agreement